EXHIBIT 5


                      [LETTERHEAD OF DAVIS POLK & WARDWELL]




                                                                January 23, 1998

The AES Corporation
1001 North 19th Street
Arlington, Virginia 22209


Ladies and Gentlemen:

     We have acted as special counsel to The AES Corporation (the "Company") in connection with the Company's offer (the "Exchange Offer") to exchange its 8.50% Senior Subordinated Exchange Notes due 2007 (the "New 8.50% Notes") for any and all of its outstanding 8.50% Senior Subordinated Notes due 2007 (the "Old 8.50% Notes") and to exchange its 8.875% Senior Subordinated Exchange Debentures due 2027 (the "New 8.875% Debentures", and, together with the New 8.50% Notes, the "New Notes") for any and all of its outstanding 8.875% Senior Subordinated
Debentures due 2027 (the "Old 8.875% Debentures" and, together with the Old 8.50% Notes, the "Old Notes").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

     Upon the basis of the foregoing and assuming the due execution and delivery of the Notes, we are of the opinion that the New Notes, when executed, authenticated and delivered in exchange for the Old Notes in accordance with the Exchange Offer will be valid and binding obligations of the Company enforceable in accordance with the terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and equitable principles.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent except that The First National Bank of Chicago, as Exchange Agent for the Exchange Offer may rely upon this opinion as if it were addressed directly to it.



                                          Very truly yours,



                                          /s/ Davis Polk & Wardwell